Filed Pursuant To Rule 433

Registration No. 333-254134

February 5, 2024

Office Hours Worksheet

Course Title (also used to market the event): Bitcoin ETFs Are Here…What Does This Mean for Advisors?

Course Description: Course Description:

On January 11th, 2024, history was made in that spot bitcoin ETFs began to trade for the first time ever within the US market. This could mark the next evolution in the growth and adoption of bitcoin as a crypto currency, but what does this mean for Financial Advisors and the portfolios they manage on behalf of clients?

On this Office Hours, you will hear from WisdomTree’s Jeremy Schwartz(Global Chief Investment Officer), Chris Gannatti (Global Head of Research), and Ryan Krystopowicz (Director, Client Solutions), who will highlight Bitcoin’s investment case, features of a spot-bitcoin ETF, due diligence best practices, and more.

Learning Objectives: We will want to discuss: 1) What happened on January 11th and how this was really historic within the ETF industry 2) Where we find ourselves on the journey of bitcoin’s evolution and adoption and what sign post this really marks 3) Some commonly covered ‘due diligence’ types of questions.

Polling Questions
Question 1: Do your clients invest in crypto on their own? A) Yes; B) No; C) Not sure

Question 2: Do you have exposure to bitcoin? A) Yes; B) No, but planning to start in next 6 months; C) No

Question 3: How much exposure to do you expect to have in bitcoin in your average client portfolio in 3 months? A) 0%; B) 1-5%; C) 6-10%; or D) 11%+

Question 4: Interested in learning about WisdomTree’s Portfolio Solutions? A) Yes; B) Not at this time

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The WisdomTree Bitcoin Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the WisdomTree Bitcoin Fund has filed with the SEC for more complete information about the WisdomTree Bitcoin Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting the fund detail page. Alternatively, the WisdomTree Bitcoin Fund will arrange to send you the prospectus if you request it by calling toll free at 1-866-909-9473.